ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	DALLAS
HOUSTON, TEXAS	DUBAI
77002-4995	HONG KONG
HOUSTON LONDON
TEL +1 713.229.1234	MOSCOW
FAX +1 713.229.1522	NEW YORK
www.bakerbotts.com	RIYADH
WASHINGTON
February 7, 2006
Exhibit 5.1
U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042
Gentlemen:
     U.S. Concrete, Inc., a Delaware corporation, has engaged us to render our opinion as to the legality of the 8,050,000 shares of common stock, par value $.001 (the “Shares”), it is offering pursuant to the registration statement on Form S-3 (Reg. No. 333-42860), as amended, it filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), which relates to its offering and sale of various securities under the 1933 Act’s Rule 415. In this letter, “Registration Statement” means that registration statement, as amended by Post-Effective Amendment No. 1 thereto, when it became effective under the 1933 Act.
     For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following: (1) the Registration Statement and its exhibits, including U.S. Concrete’s restated certificate of incorporation and amended and restated bylaws, each as in effect on the date of this letter; (2) the prospectus the Registration Statement includes; (3) the prospectus supplement dated February 1, 2006 that U.S. Concrete prepared and filed with the SEC on February 2, 2006 under the 1933 Act’s Rule 424(b)(5); (4) the underwriting agreement dated February 1, 2006 by and among U.S. Concrete and Citigroup Global Markets Inc., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., Sanders Morris Harris Inc. and Davenport & Company LLC (the “Underwriting Agreement”), relating to the offering and sale of the Shares; (5) the resolutions of the board of directors of U.S. Concrete and its finance committee authorizing the issuance of the Shares and approving the terms of the offering and sale of the Shares; and (6) certificates of public officials.
     On the basis of and subject to the foregoing, we are of the opinion that:
     1. U.S. Concrete is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
     2. The Shares, when issued against payment therefor in accordance with the terms of the Underwriting Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable.
     We limit the opinions we express above in all respects to matters of the General Corporation Law of the State of Delaware as in effect on the date hereof.

U.S. Concrete, Inc.	- 2 -	February 7, 2006
     We hereby consent to the filing of this opinion of counsel with the SEC as Exhibit 5.1 to U.S. Concrete’s Current Report on Form 8-K reporting the offering of the Shares. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed in connection with the Registration Statement.
Very truly yours,
/s/ Baker Botts L.L.P.